Exhibit 99.1
News Release

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392
Borders Group Announces Proposed Offering
of $250 Million of Convertible Senior Notes Due 2014
ANN ARBOR, Mich., April 3, 2007 — Borders Group, Inc. (NYSE: BGP) today announced that it intends, subject to market and other conditions, to offer $250 million of Convertible Senior Notes due 2014 through an underwritten public offering. Borders Group also expects to grant an over-allotment option to the underwriters for up to an additional $37.5 million aggregate principal amount of the notes. The notes will mature in May 2014 and will pay interest semiannually at a rate to be determined.
Borders Group expects to use the net proceeds of the offering of the notes to repay part of its current indebtedness under its senior secured revolving credit facility and for general corporate purposes. Borders Group also expects to use a portion of the net proceeds of the offering of the notes to pay the cost of a convertible note hedge transaction to be entered into simultaneously with the offering. The convertible note hedge transaction is intended to reduce the potential dilution to Borders Group common stockholders upon any conversion of the notes. Borders Group also expects to enter into a warrant transaction concurrent with the offering. The cost of the convertible note hedge transaction will be partially offset by proceeds that Borders Group expects to receive from the sale of the warrants. The counterparties to the convertible note hedge transaction and warrant transaction may include affiliates of one or more of the underwriters of the offering of notes.
Borders Group has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to Borders Group’s common stock concurrently with or shortly after the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various derivative transactions with respect to Borders Group common stock and/or purchase or sell Borders Group common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).
The offering is expected to close on or about April 11, 2007, subject to the satisfaction of customary closing conditions. Borders Group cannot provide assurance regarding the amount of notes to be issued, if any, until the offering has been completed. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. Borders Group has filed an automatic shelf registration statement with the Securities and Exchange Commission (SEC) that permits it to issue and sell debt and equity securities from time to time. The offering of notes will be made by means of a prospectus supplement filed with the SEC.
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Borders Group—2
When available, a copy of the prospectus supplement concerning the offering and related base prospectus contained in Borders Group’s registration statement may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 at 866-430-0686.
This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state in which such offer solicitation or sale would be unlawful.
About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expected,” “estimated,” “look toward,” “continuing,” “planning,” “guidance, “ “goal,” “will,” “may,” “intend,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. The company’s periodic reports filed from time to time with the SEC contain a discussion of certain of these risks and uncertainties that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
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